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                                                                   EXHIBIT 10.14

                             VISKASE COMPANIES, INC.

                                 SEVERANCE PLAN

      Viskase Companies, Inc. (the "Company") hereby adopts the Viskase Companies, Inc. Severance Plan (this "Plan"), effective as of July 22, 2003. The purpose of this Plan is to provide severance benefits to certain Participants of the Company whose employment with the Company is involuntarily terminated by the Company. This Plan supersedes any severance benefit, plan or practice previously maintained by the Company, including without limitation, the Viskase Companies, Inc. Severance Pay Policy, Viskase Corporation Severance Pay Policy, Severance Allowance Plan (Salaried), Layoff Allowance Plan (Hourly) and Termination Pay Policy (Hourly).

A.    Eligibility

      All full-time employees of Viskase Companies, Inc. who work in the United States or who participate in the Management Incentive Plan ("MIP") are eligible to participate in this Plan, provided such employee has been employed by the Company for at least three (3) months. Notwithstanding anything contained herein to the contrary, an employee, the terms of whose employment are subject to a collective bargaining agreement, is not eligible to participate in this Plan.

B.    Participation

      (1) Qualifying Termination

      An employee shall be deemed to have incurred a "Qualifying Termination" and shall become a participant and be entitled to receive benefits under this Plan if such employee's employment with the Company is terminated for any reason other than the following:

            (a) voluntary termination of employment by the employee including, without limitation, by resignation or retirement;

            (b) involuntary termination of employment in connection with a reduction in force if (i) the employee is offered a position in the same or higher salary grade level, regardless of the location, (ii) the employee is offered a position at the next lower salary grade level at the same location where the employee is located at the time of the reduction in force, or (iii) the employee continues providing services as a leased employee or independent contractor;

            (c) termination of employment for "Cause;"

            (d) termination of employment due to death, disability or retirement.

      For purpose of this Plan, Cause shall mean (i) failure by the employee to perform consistently the duties of the position held by such employee after such employee has been provided with written notice of performance deficiencies and a reasonable opportunity to correct those deficiencies,
      (ii) commission by the employee of an act of

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      fraud, theft, misappropriation of funds, dishonesty, bad faith or disloyalty; or (iii) willful misconduct by the employee which is injurious to the Company.

      (2) Participant Definition

      An employee will be considered a "Participant" under this Plan when he or she has incurred a Qualifying Termination.

C.    Amount of Severance Pay

      A Participant eligible for severance pay under Section B shall receive the following:

      (1)   Cash Payment

            (a)   Management Committee Members

                  An amount equivalent to two weeks of salary (at the highest annual rate in effect during the one-year period prior to termination) for each year of Company service up to a maximum of six (6) months salary.

            (b)   Salaried Participants Other Than Management Committee Members

                  An amount equal to one week of salary (at the highest annual rate in effect during the one-year period prior to termination) for each year of Company service up to a maximum of six (6) months salary.

            (c)   Hourly Participants

                  An amount that corresponds to the years of service as set forth in Attachment A. For purposes of this Plan, the amount payable shall be calculated as follows:

                        (1) Straight Day Worker - at the straight time hourly rate for the regularly scheduled workweek in effect at the time of the termination of employment, excluding overtime premium.

                        (2) Shift Worker - at the straight time hourly rate plus the employee's shift bonus in effect at the time of the layoff, provided the employee being placed on lay off worked the fixed shift. If the employee was working the rotating shift, his/her straight time hourly rate is used plus the average shift bonus.

            (d)   Form of Payment

                  Participants will receive their cash severance payment in semi-monthly installment payments consistent with the Company's established payroll procedures for the duration of the severance period except that the cash payment equal to the Participant's prorated bonus earned under the MIP or another comparable plan shall be paid at the time such bonuses are paid to other participants in the MIP or comparable plan; provided, however that the Company shall be under no obligation to pay bonuses to Participants based on performance or eligibility criteria more favorable than that for continuing employees. All cash severance payments will be net of all applicable federal and state withholding taxes.

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      (4)   Group Insurance

            Medical, life and dental insurance benefits, if any, shall be extended at the levels provided for current employees to the earlier of when the Participant is eligible under another employer's plan or the end of the installment payment period. All other insurance coverage (LTD, travel/accident) will cease effectiveness as of the conclusion of the Participant's last day of active employment with the Company.

      (5)   Viskase Corporation Retirement Savings Plan

            Participation in the Viskase Corporation Retirement Savings Plan ("SAVE Plan") will cease as of the Participant's last day of active employment with the Company. Company contributions to the Plan on behalf of such Participant will also cease as of the Participant's last day of active employment with the Company.

      (6)   Vacation and Other Accrued Compensation

            If an employee's employment with the Company is terminated for any reason, the Company shall pay to the employee promptly but in no event later than ten (10) days following termination of employment, all amounts earned or accrued by the employee as of the last active date of employment, including (i) base salary, (ii) accrued and/or any unpaid vacation pay, (iii) any earned or awarded and vested, but unpaid bonus for any fiscal year ending prior to the year in which such termination occurs.

      (7)   Outplacement

            At the discretion of the Company, outplacement services may be provided for Participants in the manner determined by the Company. No payment shall be made to a Participant in lieu of outplacement services.

      (8)   Death, Disability and Retirement

            If an Participant's employment terminated by reason of the Participant's death, disability or retirement, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies in effect at the time of such Participant's death, disability or retirement.

D.    Severance Plan Integration and Reemployment

      Notwithstanding any provision of this Plan to the contrary, the severance benefits and accrued vacation payable under this Plan shall be reduced by the severance benefits and accrued vacation then payable to a Participant under any statute or regulation or any other agreement, understanding, plan, policy, program, statute, regulation or arrangement of the Company. If the Company rehires a Participant during the period during which such Participant is receiving severance or other benefits hereunder, such severance and benefits shall immediately cease upon such reemployment. Credit for any unpaid portion will be returned for use with any subsequent termination of employment for which

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      severance and benefits are payable hereunder and additional entitlement hereunder will only be based on Company service credit accrued by the employee from the date of rehire.

E.    Other Company Payments

      In addition to any severance benefits payable to a Participant under this Plan, such Participant shall be entitled to receive all benefits payable under any other plan or agreement of the Company unrelated to severance benefits.

F.    General Release

      Notwithstanding Section B or any other provision of this Plan to the contrary, in order to be a Participant in the Plan and receive any severance pay or other benefits under this Plan, an employee must sign a statement, in such form as reasonably determined by the Company, which releases Viskase Companies, Inc., its affiliates and their respective subsidiaries, shareholders, directors, officers, fiduciaries, employees, successors and assigns from any existing and future claims except with respect to the payment of any benefits set forth under this Plan which are conditioned upon this release.

G.    No Alienation of Severance Benefits

      No interest of a Participant or his spouse or any other beneficiary under this Plan, or any right to receive any payments or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims of bankruptcy proceedings.

H.    Administration

      The President (or such other person as designated by the Board of Directors of the Company) (the "Plan Administrator") shall administer and be responsible for carrying out the provisions of this Plan and shall be the "named fiduciary" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan Administrator shall have all such powers and discretionary authority as may be necessary to carry out the provisions of this Plan, including the power to determine all questions relating to eligibility for and the amount of severance or other benefits under this Plan and all other questions pertaining to claims for severance or other benefits under this Plan. The Plan Administrator may delegate any of its powers, authorities or responsibilities for the operation and administration of this Plan. All actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon

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      all interested parties and benefits shall be payable to a person hereunder only if the Plan Administrator, in its sole discretion, determines that such person is entitled to benefits.

I.    Method of Funding

      Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor of the Company to receive benefits from the Company on the terms and conditions provided in the Plan.

J.    Claims Procedure

      Any Participant, employee or former employee of the Company who believes that he is entitled to receive severance pay or other benefits under the Plan, including severance pay or benefits other than those initially determined by the Plan Administrator, may file a claim with the Plan Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed and the address of the claimant. No later than 90 days after the receipt of the claim, unless special circumstances require an extension of time, the Plan Administrator shall either allow or deny the claim in writing. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination.

      Notice of an adverse benefit decision shall be delivered to the claimant, either in writing by registered or certified mail or in an electronic notification. Any electronic notice delivered to the claimant shall comply with applicable law. The notice of the Plan Administrator's determination shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, the notice shall include:
      (a) the specific reason or reasons for the determination; (b) specific reference to pertinent Plan provisions on which the determination is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the claim review procedure under the Plan and the time periods applicable to such procedure, including a statement of the claimant's right to bring a civil action under Section 502 of ERISA following an adverse benefit determination upon review.

      If a claim is denied, within 60 days after receipt of such denial a claimant (or his duly authorized representative) may request a review upon written application to an officer designated by the Company and specified in the claim denial. The claimant shall be informed, within the same 60-day period, that he: (a) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claims for benefits; and (b) may submit written comments, documents, records and other information relating to the claim for benefits to the designated officer.

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      The designated officer's review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      The designated officer shall notify the claimant of his decision on review within 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the designated officer expects to render the determination on review. Notice of the determination on review shall be in writing, in a manner calculated to be understood by the claimant, and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the determination is based. The officer's determination on review shall be final and binding on any claimant or any successor in interest.

K.    Headings

      Headings of sections in this instrument are for convenience only, and do not constitute any part of the Plan.

L.    Severability

      If any provision of this Plan or the rules and regulations made pursuant to the Plan are held to be invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining portions of this Plan.

M.    Governing Law

      The Plan shall be construed and enforced in accordance with ERISA, and the laws of the State of Illinois to the extent such laws are not preempted by ERISA.

N.    Successors and Assigns

      This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of a Participant and his legal representatives, heirs and assigns. No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of the Company. If a Participant dies after he has signed the release described in Paragraph F, but prior to receipt of severance pay or benefits to which he is entitled hereunder, the severance pay described in Paragraph C, if applicable, shall be paid to his estate.

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O.    Duration of Plan - Amendment/Termination

      The Company may, by action of its Board of Directors, amend, terminate or modify this Plan at any time in its sole discretion.

      IN WITNESS WHEREOF, Viskase Companies, Inc. has caused this Plan to be executed by its duly authorized officer on July ___, 2003.

                                       VISKASE COMPANIES, INC.

                                       By: _____________________________________
                                           Jon F. Weber

                                           President and Chief Executive Officer

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                                  ATTACHMENT A
                    HOURLY PAYROLL TERMINATION ALLOWANCE AND
                           LAYOFF ALLOWANCE SCHEDULES

     SERVICE (YEARS)                               ALLOWANCE (WEEKS)
Minimum 3 months - 2 years                                 1
            3                                            1-1/2
            4                                            1-1/2
            5                                              2
            6                                              2
            7                                              3
            8                                              3
            9                                              3
            10                                             4
            11                                           4-1/2
            12                                             5
            13                                           5-1/2
            14                                             6
            15                                           6-1/2
            16                                             7
            17                                           7-1/2
            18                                             8
            19                                           8-1/2
            20                                             9
            21                                           9-1/2
            22                                             10
            23                                           10-1/2
            24                                             11
            25                                           11-1/2
            26                                             12
            27                                           12-1/2
            28                                             13
            29                                           13-1/2
            30                                             14
            31                                           14-1/2
            32                                             15
            33                                           15-1/2
            34                                             16
            35                                           16-1/2
            36                                             17
            37                                           17-1/2
            38                                             18
            39                                           18-1/2
            40                                             19
            41                                           19-1/2
            42                                             20
            43                                           20-1/2
            44                                             21
           45+                                           21-1/2